EXHIBIT 99.1

Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

2777 East Camelback Road,
Suite 375
Phoenix, AZ 85016
www.capitolbancorp.com

Contact:	Michael M. Moran
Chief of Capital Markets
877-884-5662

Joal Redmond
Corporate Communications
602-977-3797
For Immediate Release
Capitol Bancorp Declares
52nd Consecutive Quarterly Cash Dividend
LANSING, Mich., and PHOENIX: July 26, 2005: The Board of Directors of Capitol Bancorp Limited (NYSE:CBC) today announced the Corporation’s 52nd consecutive quarterly cash dividend. The dividend of $0.18 per common share represents a 6 percent increase over the $0.17 dividend paid in the same period in 2004. The dividend is payable September 1, 2005, to shareholders of record as of August 8, 2005.
Capitol Bancorp’s Chairman and CEO, Joseph D. Reid, said the Corporation continues to experience impressive growth across the company. “We’re experiencing a steady growth in the balance sheet while remaining focused on asset quality. With capital levels exceeding $433 million, we are well-positioned to act upon expansion opportunities that complement our community bank model.”
During the second quarter, Capitol Bancorp opened community banks in Fort Collins, Colorado, and Bellevue, Washington, and completed the acquisition of a majority interest in a community bank in Jeffersonville, Georgia. Most recently, Capitol opened a new bank in Auburn Hills, Michigan and currently has applications pending for six de novo community banks in four states.
The dividend declaration follows Capitol Bancorp’s recent announcement of record second quarter 2005 earnings, which exceeded $8.3 million and represent an increase of more than 20 percent over earnings reported for the same period in 2004. Record earnings per share of $0.56 and $0.54 on a basic and diluted basis, reflect 14 and 15 percent increases when compared to last year’s $0.49 and $0.47, respectively.
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About Capitol Bancorp Limited
Capitol Bancorp Limited is a $3.3 billion community bank development company, with 37 individual bank charters and bank operations in eleven states. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital, mentors a community bank through its formative stages, and manages its investments in its community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank’s community. Capitol Bancorp Limited was founded in 1988 and has executive offices in Lansing, Mich. and Phoenix, Ariz.